Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports First Quarter EPS of $0.04 on Revenue of $28.6 Million

TROY, NY-January 22, 2004-MapInfo Corporation (Nasdaq: MAPS) today reported earnings per share of $0.04 on revenue of $28.6 million for the first quarter of fiscal 2004 ended December 31, 2003. The first quarter revenue represented a 37 percent gain over the $20.9 million reported for the first quarter last year. Net income for the first quarter was $637,000, or $0.04 per share, compared to a loss of $1.9 million, or $0.12 per share, in the same quarter last year.

MapInfo ended the quarter with $35.4 million in cash and investments and generated $1.2 million in cash from operations. Deferred revenue stands at $13.0 million at the end of the quarter, an increase of 33 percent over the quarter ended December 31, 2002.

"We are encouraged by the strong start to the new fiscal year which featured a 37 percent revenue gain and the third consecutive quarter of net profitability," said Mark Cattini, president and chief executive officer. "Revenue increased across all geographic regions and target vertical markets and remained balanced with telecommunications, retail and the public sector accounting for 21 percent, 19 percent and 15 percent of total revenue, respectively. While we continued to manage expenses to specific revenue growth opportunities, EPS benefited from better-than-expected gross margin reflecting a favorable revenue mix."

Added Cattini, "We executed well against our primary objective for the year to deepen our presence in under-penetrated vertical markets as evidenced by our first million dollar plus contract with a global insurance company. This contract, which encompasses software, data and professional services, also illustrates the evolution of MapInfo's offerings from software and data products to high-value solutions for target vertical markets. Not only are we adding new customers in under-penetrated vertical markets but, with the introduction of Envinsa, our enterprise location platform, we are also leveraging our installed base for incremental sales by populating new user groups within an organization. The combination of vertical market solutions and Envinsa places MapInfo in a strong position to drive top- and bottom-line growth by continuing to broaden usage in our target vertical markets."

Guidance

On the basis of the first quarter performance and evidence of an improved outlook for IT spending during fiscal 2004, MapInfo now expects revenue growth in the range of 15-17 percent over fiscal 2003 and earnings of at least $0.25 per share, excluding the impact of any future acquisitions.

For the second quarter, the company expects revenue in the range of $29.5 to $30.5 million, which would result in earnings per share of approximately $0.06.

Conference Call

The MapInfo First Fiscal Quarter Earnings Conference Call will be held at 8:30AM (EST) on Thursday, January 22, 2004. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N (EST) on January 22, 2004 through 5:30 PM (EST) on January 29, 2004. To access the recording, domestic callers may dial into 800-642-1687 (code: 4942433) and international callers into 706-645-9291. Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo Corporation is a global software company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding future trends in IT spending, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2003 under the section "Outlook: Issues and Risks" contained in Management's Discussion and Analysis of Financial Condition and Operating Results of Operations, as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

- tables to follow -

MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months
	Ended December 31,

	2003	2002

Net revenues	$ 28,587	$ 20,862
Cost of revenues	8,361	5,829

Gross profit	20,226	15,033

Operating expenses:
Research and development	5,077	4,841
Selling and marketing	10,221	9,854
General and administrative	3,818	3,525

Total operating expenses	19,116	18,220

Operating income (loss)	1,110	(3,187)

Interest income	85	146
Interest expense	(303)	(140)
Other income (expense), net	169	32

Interest and other income (expense), net	(49)	38

Income (loss) before income taxes	1,061	(3,149)
Provisions for (benefit from) income taxes	424	(1,260)

Net income (loss)	$ 637	$ (1,889)

Earnings (loss) per share	$ 0.04	$ (0.12)

Average shares outstanding	16,120	15,145

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	December 31,	September 30,
	2003	2003

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 35,392	$ 34,829
Receivables	23,518	23,338
Inventories	422	400
Other current assets	3,898	3,707

Total current assets	63,230	62,274
Property and equipment - net	26,200	26,682
Product development costs - net	671	255
Deferred income taxes	14,902	14,888
Goodwill - net	21,815	21,343
Other intangible assets - net	3,259	3,526
Investments and other assets	4,076	4,004

Total assets	$ 134,153	$ 132,972

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,329	$ 1,393
Accounts payable and accrued expenses	21,333	21,579
Deferred revenue	12,778	13,009

Total current liabilities	35,440	35,981
Long-term debt	16,569	16,895
Deferred revenue, long term	194	278
Other long-term liabilities	273	532

Total liabilities	52,476	53,686

Stockholders' Equity:
Common stock	31	31
Paid-in capital	53,418	53,105
Retained earnings	28,228	26,150

	81,677	79,286
Less treasury stock, at cost	-	-

Total stockholders' equity	81,677	79,286

Total liabilities and stockholders' equity	$ 134,153	$ 132,972